UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Source Rock, Inc.
(Exact Name of registrant in its charter)

Nevada	6770	27-1521364
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6528 E 101 St., Suite 380, Tulsa, OK 74133
(800) 780-3550
(Address and telephone number of principal executive offices)

Harold Gewerter, Esq. 5440 W. Sahara #105, Las Vegas, NV 89146
(702) 382-1714
(Name, address and telephone number of agent for service)

Copies to:
Harold Gewerter, Esq. 5440 W. Sahara #105, Las Vegas, NV 89146
Telephone (702) 382-1714 Electronic Fax (702) 382-1759

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box   X .

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.      .

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.      .

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.      .

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accredited filer or a smaller reporting company.

Large accelerated filer	.	Accelerated filer	.
Non-accelerated filer	. (Do not check if a smaller reporting company)	Smaller reporting company	X .

CALCULATION OF REGISTRATION FEE

Tile of each class of securities to be registered	Dollar amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee (2)
Common Stock-New Issue	$120,000.00	$0.06	$120,000.00	$8.56
Common Stock—Current Shareholder	$480,000.00	$0.06	$480,000.00	$34.22

(1)This is an initial offering of securities by the registrant and no current trading market exists for our common stock. The Offering price of the common stock offered hereunder has been arbitrarily determined by the Company and bears no relationship to any objective criterion of value. The price does not bear any relationship to the assets, book value, historical earnings or net worth of the Company.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this document is not complete and may be changed. The Company may not sell the securities offered by this document until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the Company is not soliciting an offer to buy these securities, in any state or other jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus, subject to completion dated February __, 2012

Source Rock, Inc.

10,000,000 Shares of Common Stock

$0.06 per share

Under the 419 registration Source Rock, Inc. fka Source Rock Inc. (“Source Rock” or the "Company") sold 2,000,000 shares at a price of $0.06 to 37 investors.

The proceeds from the sale of the shares in this offering were payable to ClearTrust LLC for benefit of (fbo) Source Rock, Inc. All subscription funds will be held in escrow in a non-interest bearing Escrow Account at Synovious Bank.  No funds have been released to the Company.  See the section entitled "Plan of Distribution” herein. Neither the Company nor any subscriber shall receive interest no matter how long subscriber funds might be held.

The Company conducted a "Blank Check" offering subject to Rule 419 of Regulation C as promulgated by the U.S. Securities and Exchange Commission (the "S.E.C.") under the Securities Act of 1933, as amended (the "Securities Act").The net offering proceeds, after deduction for offering expenses, and the securities to be issued to investors must be deposited in an account (the "Deposited Funds" and "Deposited Securities," respectively). While held in the escrow account, the deposited securities may not be traded or transferred. Except for an amount up to 10% of the deposited funds otherwise releasable under Rule 419 after the offering has been fully completed and escrow agent receives a written request of the registrant, the deposited funds and the deposited securities may not be released until an acquisition meeting certain specified criteria (See Plan of Distribution herein) has been consummated and at least 80% of the investors (both company and selling shareholder sales) reconfirm their investment in accordance with the procedures set forth in Rule 419. Pursuant to these procedures, this new prospectus, which describes an acquisition candidate and its business and includes audited financial statements, will be delivered to all investors. The Company must return the pro rata portion of the deposited funds to any investor who does not elect to remain an investor. Unless at least 80% of investors elect to remain investors, all investors will be entitled to the return of a pro rata portion of the deposited funds (plus interest) and none of the deposited securities will be issued to investors. In the event an acquisition is not consummated within 18 months of the effective date of this prospectus, the deposited funds will be returned on a pro rata basis to all investors and both the Company and Mr. Anderson will cease this offering. The Company intends to have its securities traded on the OTC:BB but there is no guaranty that the Company will ever be approved to trade on any exchange.

Until 90 days after the date funds and securities are released from the escrow or trust account pursuant to Rule 419, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus.

(i) Within five business days after the effective date of the post-effective amendment(s), the registrant shall send by first class mail or other equally prompt means, to each purchaser of securities held in escrow or trust, a copy of the prospectus contained in the post-effective amendment and any amendment or supplement thereto;

(ii) Each purchaser shall have no fewer than 20 business days and no more than 45 business days from the effective date of the post-effective amendment to notify the registrant in writing that the purchaser elects to remain an investor. If the registrant has not received such written notification by the 45th business day following the effective date of the post-effective amendment, funds and interest or dividends, if any, held in the escrow or trust account shall be sent by first class mail or other equally prompt means to the purchaser within five business days;

(iii) The acquisition(s) meeting the criteria set forth in herein (80% of the fair market value of the offering) will be consummated if a sufficient number of purchasers (holders of 80% of the shares purchased) confirm their investments; and

(iv) If a consummated acquisition(s) meeting the requirements of this section has not occurred by a date 18 months after the effective date of the initial registration statement, funds held in the escrow or trust account shall be returned by first class mail or equally prompt means to the purchaser within five business days following that date.

The escrowed funds cannot be released until:

 (i) The escrow agent or trustee has received a signed representation from the registrant, together with other evidence acceptable to the escrow agent or trustee, that the requirements of paragraph i, ii and  iii above have been met; and

(ii) Consummation of an acquisition(s) meeting the requirements of paragraph iii above.

SEE RISK FACTORS PAGE 10

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

PART I: INFORMATION REQUIRED IN PROSPECTUS

RECONFIRMATION OFFERING

Shareholders are being asked to reconfirm their investment given these proposed acquisitions and such acquisitions will not be completed unless at least 80% of the investors reconfirm their offering.

On August 19, Source Rock, Inc. (“Source Rock”) entered into an exchange agreement with JH Acquisitions Eight, Inc. (JH) to exchange 8,000,000 shares of Source Rock in exchange for Thirty one thousand five hundred (31,500) shares of JH representing 100% of the issued and outstanding shares of JH.  At the closing of the Exchange Agreement (which is contingent upon a 80% reconfirmation vote under Rule 419), JH will become a wholly-owned subsidiary of Source Rock and Source Rock will acquire the business and operations of JH.  The Exchange Agreement contains customary representations, warranties, and conditions.

On July 1, 2011 Source Rock, Inc. changed its name to “SOURCE ROCK, INC.” and increased the authorized capital to two hundred million (200,000,000) shares of Common Stock of the par value of ($.0001) each, and twenty five million (25,000,000) shares of Preferred Stock of the par value of ($.0001).

Source Rock, Inc. is a technology driven oil and gas development company.  We are an experienced management team that is focused on:

-

acquiring producing oil and gas properties that can be improved or further developed using modern technology and expert management.

-

using its technical expertise to develop a horizontal drilling program along with an existing  low-risk coal bed methane and black shale gas fields and conventional Mississippian fractured oil and gas formations.

-

balancing its acquisition and development portfolio with limited exploration projects using technology, expertise and strategic alliances to limit risk and to preserve upside potential.

-

teaming with established industry partners in order to share risk, leverage their technological and financial resources and expertise.

The Company has three principal objectives. The first is to acquire producing oil and gas properties that have the potential for field extension, deeper pool reserves, unrecognized or under-exploited plays or horizontal potential opportunities for operational improvements.   We will seek opportunities to profit by acquiring fields that no longer fit into the business plans of larger oil companies due to market conditions or management changes or large company economics. Such properties may no longer be attractive to very large companies, but remain very attractive and profitable to smaller developers such as Source Rock.

See additional information in Business of the Acquisition Candidate below.

The reconfirmation offer must commence within five business days after the effective date of the post-effective amendment. Pursuant to Rule 419, the terms of the reconfirmation offer must include the following conditions:

(i) Within five business days after the effective date of the post-effective amendment(s), the registrant shall send by first class mail or other equally prompt means, to each purchaser of securities held in escrow or trust, a copy of the prospectus contained in the post-effective amendment and any amendment or supplement thereto;

(ii) Each purchaser shall have no fewer than 20 business days and no more than 45 business days from the effective date of the post-effective amendment to notify the registrant in writing that the purchaser elects to remain an investor. If the registrant has not received such written notification by the 45th business day following the effective date of the post-effective amendment, funds and interest or dividends, if any, held in the escrow or trust account shall be sent by first class mail or other equally prompt means to the purchaser within five business days;

(iii) The acquisition(s) meeting the criteria set forth in herein (80% of the fair market value of the offering) will be consummated if a sufficient number of purchasers confirm their investments; and

(iv) If a consummated acquisition(s) meeting the requirements of this section has not occurred by a date 18 months after the effective date of the initial registration statement, funds held in the escrow or trust account shall be returned by first class mail or equally prompt means to the purchaser within five business days following that date.

The escrowed funds cannot be released until:

(i) The escrow agent or trustee has received a signed representation from the registrant, together with other evidence acceptable to the escrow agent or trustee, that the requirements of paragraph i, ii and  iii above have been met; and

(ii) Consummation of an acquisition(s) meeting the requirements of paragraph iii above.

Notice of Reconfirmation

Investors will have no fewer than 20 business days and no more than 45 business days to notify the Company of their election to remain an investor.   Investors must notify the Company of their election on or before ________, 2012.  Each investor will be mailed an election form to complete and sign which will then be mailed back to the Company at 6528 E 101 St., Suite 380, Tulsa, OK 74133.

ITEM 4 - USE OF PROCEEDS

Without realizing the minimum offering proceeds, the Company will not be able to commence planned operations and implement our business plan. Please refer to the section, herein, titled "Management's Discussion and Plan of Operation" for further information. In the case that the Offering does not reach the maximum and the total proceeds are less than those indicated in the table, we will have the discretion to apply the available net proceeds to various indicated uses within the dollar limits established in the table above.

The Company intends to use the proceeds from this offering as follows:

	$120,000 Raised in Offering
Application Of Proceeds	$	% of total

Total Offering Proceeds	$120,000	100.00%

Net Offering Proceeds	$120,000	100.00%
Working Capital(1) -	$120,000	100.00%

Total Use of Proceeds	$120,000	100.00%

Notes:

(1) The category of General Working Capital may include, but not be limited to—effecting a business combination including but not limited to- printing costs, postage, communication services, overnight delivery charges, additional professional fees, consulting fees, and other general operating expenses.

ITEM 5 - DETERMINATION OF OFFERING PRICE

DETERMINATION OF OFFERING PRICE

The offering price of the common stock has been arbitrarily determined and bears no relationship to any objective criterion of value. The price does not bear any relationship to our assets, book value, historical earnings or net worth. No valuation or appraisal has been prepared for our business. We cannot assure you that a public market for our securities will develop or continue or that the securities will ever trade at a price higher than the offering price.    The Company sold 2,000,000 shares at a price of $0.06 per share to 37 shareholders in the offering.

ITEM 6 – DILUTION

DILUTION

"Dilution" represents the difference between the offering price of the shares of common stock and the net book value per share of common stock immediately after completion of the offering. "Net book value" is the amount that results from subtracting total liabilities from total assets. In this offering, the level of dilution is increased as a result of the relatively low book value of our issued and outstanding stock. Assuming all shares offered herein are sold, giving effect to the receipt of the maximum estimated proceeds of this offering net of the offering expenses, our net book value will be $106,000 or $0.0106 per share. Therefore, the purchasers of the common stock in this offering will incur an immediate and substantial dilution of approximately $0.0494 per share while our present stockholders will receive an increase of $0.0106 per share in the net tangible book value of the shares they hold. This will result in a 82.3% dilution for purchasers of stock in this offering.

The following table illustrates the dilution to the purchasers of the common stock in this offering:

Maximum
Offering

Offering Price Per Share	$0.06

Book Value Per Share Before the Offering	$0.000

Book Value Per Share After the Offering	$0.0106

Net Increase to Original Shareholder	$0.0106

Decrease in Investment to New Shareholders	$0.0494

Dilution to New Shareholders (%)	82.3%

[Balance of this Page Intentionally Left Blank]

ITEM 8 - PLAN OF DISTRIBUTION

PLAN OF DISTRIBUTION

There is no public market for our common stock. Our common stock is currently held by one shareholder. Therefore, the current and potential market for our common stock is limited and the liquidity of our shares may be severely limited. To date, we have made no effort to obtain listing or quotation of our securities on a national stock exchange or association. The Company has not identified or approached any broker/dealers with regard to assisting us to apply for such listing. The Company is unable to estimate when we expect to undertake this endeavor or that we will be successful. In the absence of listing, no market is available for investors in our common stock to sell their shares. The Company cannot guarantee that a meaningful trading market will develop or that we will be able to get our common stock listed for trading. No trading in our common stock being offered will be permitted until the completion of a business combination meeting the requirements of Rule 419.    The Company intends to have its securities traded on the OTC:BB but there is no guaranty that the Company will ever be approved to trade on any exchange.

If the stock ever becomes tradable, the trading price of our common stock could be subject to wide fluctuations in response to various events or factors, many of which are beyond our control. As a result, investors may be unable to sell their shares at or greater than the price at which they are being offered.

New issue offering refers to the shares offered for sale by the company. Investors included, but were not limited to, family, friends and acquaintances of Eric Anderson. The intended methods of communication include, without limitation, telephone and personal contact. In their endeavors to sell this offering, they will not use any mass advertising methods such as the internet or print media. Every potential purchaser will be provided with a prospectus at the same time as the subscription agreement.

Checks payable as disclosed herein received by the sales agent in connection with sales of our securities were transmitted immediately into a escrow account. There can be no assurance that all, or any, of the shares will be sold.

Eric Anderson did not receive commissions for any sales originated on our behalf. We believe that Eric Anderson was exempt from registration as a broker under the provisions of Rule 3a4-1 promulgated under the Securities Exchange Act of 1934. In particular, as to Eric Anderson, he:

1.

was not subject to a statutory disqualification, as that term is defined in Section 3(a)39 of the Act, at the time of his or her participation; and

2.

was not to be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

3.

was not an associated person of a broker or dealer; and

4.

Met the conditions of the following:

a.

Primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and

b.

Was not a broker or dealer, or associated persons of a broker or dealer, within the preceding 12 months; and

c.

Did not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs within this section, except that for securities issued pursuant to rule 415 under the Securities Act of 1933, the 12 months shall begin with the last sale of any security included within one rule 415 registration.

Eric Anderson our previous sole officer or director was deemed an underwriter for the purposes of this offering.

In order to comply with the applicable securities laws of certain states, the securities may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and with which we have complied. The purchasers in this offering and in any subsequent trading market must be residents of such states where the shares have been registered or qualified for sale or an exemption from such registration or qualification requirement is available. As of this date, we have not identified the specific states where the offering will be sold.

The Company is conducting a "Blank Check" offering subject to Rule 419 of Regulation C as promulgated by the U.S. Securities and Exchange Commission (the "S.E.C.") under the Securities Act of 1933, as amended (the "Securities Act").The net offering proceeds, after deduction for offering expenses and sales commissions, and the securities to be issued to investors must be deposited in an escrow account (the "Deposited Funds" and "Deposited Securities," respectively). While held in the escrow account, the deposited securities may not be traded or transferred other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986 as amended (26 U.S.C. 1 et seq.), or Title 1 of the Employee Retirement Income Security Act (29 U.S.C. 1001 et seq.), or the rules thereunder. Except for an amount up to 10% of the deposited funds otherwise releasable under Rule 419 once the offering has been fully completed and escrow agent receives a written request of the registrant, the deposited funds and the deposited securities may not be released until an acquisition meeting certain specified criteria (80% of the value of the amount of both the company and selling shareholder offering) has been consummated and a sufficient number of investors (holders of 80% of the shares sold hereunder both company and selling shareholder sales) reconfirm their investment in accordance with the procedures set forth in Rule 419. Pursuant to these procedures, a new prospectus, which describes an acquisition candidate and its business and includes audited financial statements, will be delivered to all investors. The Company must return the pro rata portion of the deposited funds to any investor who does not elect to remain an investor. Unless a sufficient number of investors elect to remain investors, all investors will be entitled to the return of a pro rata portion of the deposited funds (plus interest) and none of the deposited securities will be issued to investors. In the event an acquisition is not consummated within 18 months of the effective date of this prospectus, the deposited funds will be returned on a pro rata basis to all investors and both the Company and Mr. Anderson will cease this offering.

The proceeds from the sale of the shares in this offering were payable to Clear Trust LLC fbo Source Rock, Inc.  ("Escrow Account") and were deposited in a non-interest bearing bank account at escrow agent Synovious Bank until the escrow conditions are met.  In the event that interest is earned on the deposit such interest shall be for the sole benefit of the purchasers from this offering. No interest will be paid to any shareholder or the Company.  All subscription agreements and checks are irrevocable.    All subscription funds will be held in the Escrow Account until the offering has been fully completed and escrow agent receives a written request of the registrant at which time 10% of the proceeds may be release to the company and no other funds shall be released to Source Rock, Inc. until such a time as the escrow conditions are met. The escrow agent will continue to receive funds and perform additional disbursements until either 18 months from the effectiveness of this registration or the successful conclusion of the reconfirmation whichever event first occurs. Thereafter, this escrow agreement shall terminate.. The fee of the Escrow Agent is $1,500.00.  Any subscribers will be notified of in writing a minimum of 20 days prior to the beginning of any extension in the offering period.

There is no minimum subscription requirement. All subscription agreements and checks are irrevocable. The Subscription funds may be released upon consummation of an acquisition meeting the Rule 419 requirements, or in the event no such acquisition is completed, 18 months after the date of effectiveness. Company expressly reserves the right to either accept or reject any subscription. Any subscription rejected will be returned to the subscriber within 5 business days of the rejection date. Furthermore, once a subscription agreement is accepted, it will be executed without an further communication with to or from the subscriber. Once we accept a subscription, the subscriber cannot withdraw it.

[Balance of this Page Intentionally Left Blank]

ITEM 9 - DESCRIPTION OF SECURITIES TO BE REGISTERED

COMMON STOCK

Source Rock, Inc. is authorized to issue 200,000,000 shares of common stock, $0.0001 par value. The company has issued 10,000,000 shares of common stock to date with 2,000,000 shares currently held in escrow under Rule 419 held by thirty eight (38) shareholders of record.

The holders of Source Rock, Inc.’s common stock:

1.

Have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors;

2.

Are entitled to share ratably in all of assets available for distribution to holders of common stock upon liquidation, Dissolution, or winding up of corporate affairs;

3.

Do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

4.

Are entitled to one vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non assessable and all shares of common stock which are the subject of this offering, when issued, will be fully paid for and non assessable.

The SEC has adopted rules that regulate broker/dealer practices in connection with transactions in penny stocks. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange system). The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker/dealer, and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker/dealer must make a special written determination that a penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These heightened disclosure requirements may have the effect of reducing the number of broker/dealers willing to make a market in our shares, reducing the level of trading activity in any secondary market that may develop for our shares, and accordingly, customers in our securities may find it difficult to sell their securities, if at all.

The Company filed on October 26, 2011 a definitive Schedule 14C Information Statement regarding, in part, the authorization of classes of preferred stock which it may utilize, in part, for the retirement of debt and payment for services in the event that the acquisitions described herein are completed.

PREEMPTIVE RIGHTS

No holder of any shares of Source Rock, Inc. stock has preemptive or preferential rights to acquire or subscribe for any unissued shares of any class of stock or any unauthorized securities convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of stock not disclosed herein.

NON-CUMULATIVE VOTING

Holders of Source Rock, Inc. common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any directors.

CASH DIVIDENDS

As of the date of this prospectus, Source Rock, Inc. has not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of the Board of Directors and will depend upon earnings, if any, capital requirements and our financial position, general economic conditions, and other pertinent conditions. The Company does not intend to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in business operations.

REPORTS

After this offering, Source Rock, Inc. will make available to its shareholders annual financial reports certified by independent accountants, and may, at its discretion, furnish unaudited quarterly financial reports.

DEC. 31 2011 AUDITED FINANCIAL STATEMENTS FOR SOURCE ROCK, INC.

SOURCE ROCK, INC. AND SUBSIDIARY

(A Development Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

For the Period from June 3, 2010 to December 31, 2011

SOURCE ROCK, INC. AND SUBSIDIARY

(A Development Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

For the Period from June 3, 2010 to December 31, 2011

Page(s)
Report of independent registered public accounting firm	F-3

Balance sheets as of December 31, 2011 and 2010	F-4

Statements of operations for the year ended December 31, 2011, the period ended December 31, 2010, and the period from inception on June 3, 2010 to December 31, 2011	F-5

Statement of changes in stockholders' equity (deficit) for the period from inception on June 3, 2010 to December 31, 2011	F-6

Statements of cash flows for the year ended December 31, 2011, the period ended December 31, 2010, and the period from inception on June 3, 2010 to December 31, 2011	F-7

Notes to the financial statements	F-8

Report of Independent Registered Public Accounting Firm

To the Board of Directors of

Source Rock, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of Source Rock, Inc. and subsidiary (hereinafter collectively the “Company”), as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year ended December 31, 2011, the period from inception on June 3, 2010 to December 31, 2010, and the period from inception on June 3, 2010, to December 31, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial positions of the Company as of December 31, 2011 and 2010, and the results of its operations and cash flows for the years then ended are in conformity with U.S. generally accepted accounting principles.

We were not engaged to examine management's assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2011 and 2010, and accordingly, we do not express an opinion thereon.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 from the consolidated financial statements, the Company has suffered recurring losses and has experienced negative cash flows from operations, which raises substantial doubt about the Company's ability to continue as a going concern.  Management's plans in regard to those matters are also described in Note 2 from the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Sam Kan & Company

Sam Kan & Company

February 29, 2012

Alameda, California

SOURCE ROCK, INC. AND SUBSIDIARY
(A Development Stage Company)
CONSOLIDATED BALANCE SHEETS

	December 31,
	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$-	$3,475
Subscription receivable	120,000
Investment in subsidiary	-
Total current assets	120,000	3,475

Oil and gas properties, net	100,000	-

Total assets (all current)	$220,000	$3,475

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

Current liabilities
Accounts payable	$6,845	$2,500
Accrued expenses and other liabilities	5,000	-
Total current liabilities	11,845	2,500

Total liabilities (all current)	11,845	2,500

Stockholders' (deficit) equity
Preferred stock, $.0001 par value; 25,000,000 shares authorized, 0 share issued and outstanding as of December 31, 2011 and 0 shares authorized and issued at December 31, 2010.	-	-
Common stock, $.0001 par value; 200,000,000 shares authorized, 18,000,000 shares issued and outstanding as of December 31, 2011 and Common stock, $.001 par value; 75,000,000 shares authorized, 8,000,000 shares issued and outstanding as of December 31, 2010.	1,800	8,000
Additional paid-in capital	256,200	10,000
Accumulated deficit	(49,845)	(17,025)
Total stockholders' (deficit) equity	208,155	975

Total liabilities and stockholders' (deficit) equity	$220,000	$3,475

See accompanying notes to consolidated financial statements

SOURCE ROCK, INC. AND SUBSIDIARY
(A Development Stage Company)
CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended December 31, 2011	Period Ended December 31, 2010	From Inception on June 3, 2010 Through December 31, 2011

Revenues	$-	$-	$-

Operating Expenses
General and administrative	32,820	17,025	49,845
Total operating expenses	32,820	17,025	49,845

Net loss	$(32,820)	$(17,025)	$(49,845)

Net loss per share of common stock:
Basic and diluted	$(0.00)	$(0.00)

Weighted average number of shares outstanding
Basic and diluted	12,958,904	8,000,000

See accompanying notes to consolidated financial statements

SOURCE ROCK, INC. AND SUBSIDIARY
(A Development Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
Cumulative from June 3, 2010 (Inception) to December 31, 2011

	Common Stock		Additional Paid in Capital	Accumulated Deficit	Total
	Shares	Amount
Balance, June 3, 2010 (Inception)	-	$-	$-	$-	$-

Common stock issued for cash – Source Rock	8,000,000	8,000	10,000	-	18,000
Net loss, period ended December 31, 2010	-	-	-	(17,025)	(17,025)
Balance, December 31, 2010	8,000,000	8,000	10,000	(17,025)	975

Change in par value from $0.001 to $0.0001	-	(7,200)	7,200	-	-

Common stock subscribed	2,000,000	200	119,800	-	120,000

Acquisition of JH Acquisitions Eight, Inc.	8,000,000	800	119,200	-	120,000

Net loss, year ended December 31, 2011	-	-	-	(32,820)	(32,820)
Balance, December 31, 2011	18,000,000	$1,800	$256,200	$(49,845)	$208,155

See accompanying notes to consolidated financial statements.

SOURCE ROCK, INC. AND SUBSIDIARY
(A Development Stage Company)
STATEMENT OF CASH FLOWS

	Year Ended December 31, 2011	Period Ended December 31, 2010	From Inception on June 3, 2010 Through December 31, 2011
Cash flows from operating activities
Net Income	$(32,820)	$(17,025)	$(49,845)
Impairment of oil and gas properties	20,000		20,000
Changes in operating assets and liabilities:			-
Accounts payable	4,345	2,500	6,845
Accrued expenses and other liabilities	5,000		5,000
Net cash used by operating activities	(3,475)	(14,525)	(18,000)

Cash flows from investing activities	-	-	-

Cash flows from financing activities
Proceeds from issuance of common stock	-	18,000	18,000
Net cash provided by financing activities	-	18,000	18,000

Net change in cash and cash equivalent	(3,475)	3,475	-

Cash and cash equivalent at the beginning of year	3,475	-	-

Cash and cash equivalent at the end of year	$-	$3,475	$-

Supplemental disclosures of cash flow Information:
Cash paid for interest	$-	$-	$-
Cash paid for taxes	$-	$-	$-
Non-cash transactions
Change in par value of common stock	$7,200	$-	$7,200
Common stock subscribed	120,000	-	120,000
Acquisition of JH Acquisitions Eight, Inc.	120,000	-	120,000

See accompanying notes to consolidated financial statements

SOURCE ROCK, INC. AND SUBSIDIARY

(A Development Stage Company)

Notes to the Consolidated Financial Statements

For the Period from Inception on June 3, 2010 to December 31, 2011

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting policies of Source Rock, Inc. f.k.a. LyonHeart Capital, Inc. (A Development Stage Company, hereinafter the “Company”) is presented to assist in understanding the Company’s financial statements. The accounting policies presented in these footnotes conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the accompanying financial statements. These financial statements and notes are representations of the Company’s management who are responsible for their integrity and objectivity. The Company has not realized revenues from its planned principal business purpose and is considered to be in its development state in accordance with ASC 915, “Development Stage Entities.”

Organization, Nature of Business and Trade Name

The Company was incorporated in the State of Nevada on June 3, 2010.  The Company is a development stage company with the principal business objective of merging with or being acquired by another entity and is therefore a blank check company. The Company has been in the developmental stage since inception and has no operating history other than organizational matters except as described below:

Basis of Presentation

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates. Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud. The Company’s system of internal accounting control is designed to assure, among other items, that (1) recorded transactions are valid; (2) all valid transactions are recorded and (3) transactions are recorded in the period in a timely manner to produce financial statements which present fairly the financial condition, results of operations and cash flows of the company for the respective periods being presented.

Recent Authoritative Accounting Pronouncements

In September 2011, the Financial Accounting Standards Board (“FASB”) amended guidance related to the testing of goodwill for impairment. The revised standard is intended to reduce the cost and complexity of the annual goodwill impairment test by providing entities an option to perform a qualitative assessment to determine whether further impairment testing is necessary. The adoption of this guidance will not impact the Company’s financial position, results of operations, or cash flows.

In June 2011, the FASB amended requirements for the presentation of other comprehensive income (“OCI”), requiring presentation of comprehensive income in a single, continuous statement of comprehensive income or on separate but consecutive statements, the statement of operations and the statement of OCI. The amendment is effective for the Company at the beginning of fiscal year 2013, with early adoption permitted. The adoption of this guidance will not impact the Company’s financial position, results of operations, or cash flows and will only impact the presentation of OCI on the financial statements. On December 23, 2011, the FASB completed this project with the issuance of Accounting Standards Update, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. This project was the first of two phases regarding presentation requirements for items reclassified out of accumulated other comprehensive income. The FASB will reconsider those presentation requirements currently deferred by Update No. 2011-12 in phase two of this project, “Presentation of Reclassifications from Accumulated Other Comprehensive Income.”

In May 2011, the FASB amended the guidance regarding fair value measurement and disclosure. The amended guidance clarifies the application of existing fair value measurement and disclosure requirements. The amendment is effective for the Company at the beginning of fiscal 2012, with early adoption prohibited. The adoption of this amendment is not expected to materially affect the Company’s financial statements.

In December 2010, the FASB issued Accounting Standards Update No. 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations (Topic 805)—Business Combinations (ASU 2010-29), to improve consistency in how the pro forma disclosures are calculated. Additionally, ASU 2010-29 enhances the disclosure requirements and requires description of the nature and amount of any material, nonrecurring pro forma adjustments directly attributable to a business combination. ASU 2010-29 is effective for us in fiscal 2013 and should be applied prospectively to business combinations for which the acquisition date is after the effective date. Early adoption is permitted. We will adopt ASU 2010-29 in fiscal 2013.

SOURCE ROCK, INC. AND SUBSIDIARY

(A Development Stage Company)

Notes to the Consolidated Financial Statements

For the Period from Inception on June 3, 2010 to December 31, 2011

Management’s Use of Estimates and Assumptions

The preparation of the  financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates, judgments and assumptions that affect the reported amounts of the assets and liabilities, disclosure of contingent assets and liabilities, deferred income, accruals for incentive awards and unearned auction Credits at the date of the  financial statements, and the reported amounts of revenue and expense during the reporting periods. Examples, though not exclusive, include estimates and assumptions of: loss contingencies; depreciation or amortization of the economic useful life of an asset; stock-based compensation forfeiture rates; estimating the fair value and impairment of assets; potential outcome of future tax consequences of events that have been recognized in our financial statements or tax returns; and determining when investment impairments are other-than temporary. The Company bases its estimates on historical experience and on various assumptions that the Company believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may materially differ from these estimates under different assumptions and conditions. Management regularly reviews estimates. Revisions to the estimates are reflected in results of operations as a change in accounting estimate in the period in which the facts that give rise to the revision become known by management.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable, if any, will be carried at the expected net realizable value. The allowance for doubtful accounts, when determined, will be based on management's assessment of the collectability of specific customer accounts and the aging of the accounts receivables. If there were a deterioration of a major customer's creditworthiness, or actual defaults were higher than historical experience, our estimates of the recoverability of the amounts due to us could be overstated, which could have a negative impact on operations.

Property and Equipment

Property and equipment are recorded at cost. The cost of maintenance and repairs of equipment is charged to operating expense when incurred. Depreciation and amortization is determined based upon the assets’ estimated three to seven year useful lives, and is calculated on a straight-line basis beginning when the asset is placed into service. When the Company sells, disposes or retires equipment, the related gains or losses are included in operating results.

Impairment of Long-Lived Assets

In accordance with Accounting Standards Codification (“ASC”) 360-10-35, Property, Plant and Equipment – Subsequent Measurement, the Company reviews the carrying value of its long-lived assets, which includes property and equipment, and the real estate contract annually or whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of the asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. The estimate of cash flows is based upon, among other things, certain assumptions about expected future operating performance, growth rates and other factors. Estimates of undiscounted cash flows may differ from actual cash flows due to, among other things, technological changes, economic conditions, changes to the business model or changes in operating performance. If the sum of the undiscounted cash flows (excluding interest) is less than the carrying value, an impairment loss will be recognized, measured as the amount by which the carrying value exceeds the fair value of the asset. Fair value is determined using available market data, comparable asset quotes and/or discounted cash flow models.

Revenue Recognition

The Company records revenues from the sale of natural gas and oil when delivery to the customer has occurred and title has transferred. This recording of revenues occurs when natural gas or oil has been delivered to a pipeline or a tank lifting has occurred. Revenues from natural gas and oil production are recorded using the sales method. Under this method, revenues are recorded based on the Company’s net revenue interest, as delivered. The Company had no material gas imbalances at December 31, 2011 and 2010.

SOURCE ROCK, INC. AND SUBSIDIARY

(A Development Stage Company)

Notes to the Consolidated Financial Statements

For the Period from Inception on June 3, 2010 to December 31, 2011

Advertising

Advertising expenses are recorded as sales and marketing expenses when they are incurred, if any.

Research and Development

All research and development costs are expensed as incurred, if any.

Asset Retirement Obligation

Asset retirement costs and liabilities associated with future site restoration and abandonment of tangible long-lived assets are initially measured at fair value which approximates the cost a third party would incur in performing the tasks necessary to retire such assets. The fair value is recognized in the financial statements as the present value of expected future cash expenditures for site restoration and abandonment. Subsequent to the initial measurement, the effect of the passage of time on the liability for the asset retirement obligation (accretion expense) and the amortization of the asset retirement cost are recognized in the results of operations.

Income Tax

The Company accounts for income taxes under Accounting Standards Codified No. 740 (“ASC 740”). Under ASC 740 deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Deferred Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the enactment date. The Company has established a valuation reserve to offset its net deferred tax asset since, on a more likely than not basis, such benefits are not considered recoverable at this time.

Fair Value Measurements

Effective beginning 2010, the FASB ASC Topic 825, Financial Instruments, requires disclosures about fair value of financial instruments in quarterly reports as well as in annual reports.  For the Company, this statement applies to equipments acquired through the issuance of preferred stock.  Also, the FASB ASC Topic 820, Fair Value Measurements and Disclosures, clarifies the definition of fair value for financial reporting, establishes a framework for measuring fair value and requires additional disclosures about the use of fair value measurements.

Various inputs are considered when determining the value of the Company’s investments and long-term debt, if any.  The inputs or methodologies used for valuing securities are not necessarily an indication of the risk associated with investing in these securities.  These inputs are summarized in the three broad levels listed below.

•

Level 1 – observable market inputs that are unadjusted quoted prices for identical assets or liabilities in active markets.

•

Level 2 – other significant observable inputs (including quoted prices for similar securities, interest rates, credit risk, etc…).

•

Level 3 – significant unobservable inputs (including the Company’s own assumptions in determining the fair value of investments).

The Company’s adoption of FASB ASC Topic 825 did not have a material impact on the company’s financial statements as its equipments were all valued at fair market values.

SOURCE ROCK, INC. AND SUBSIDIARY

(A Development Stage Company)

Notes to the Consolidated Financial Statements

For the Period from Inception on June 3, 2010 to December 31, 2011

The carrying value of financial assets and liabilities recorded at fair value is measured on a recurring or nonrecurring basis. Financial assets and liabilities measured on a non-recurring basis are those that are adjusted to fair value when a significant event occurs. The Company does not have financial assets in equipments carried and measured on a nonrecurring basis during the reporting period. Financial assets and liabilities measured on a recurring basis are those that are adjusted to fair value each time a financial statement is prepared. The Company had no financial assets and/or liabilities carried at fair value on a recurring basis on December 31, 2011 and 2010.

The availability of inputs observable in the market varies from instrument to instrument and depends on a variety of factors including the type of instrument, whether the instrument is actively traded, and other characteristics particular to the transaction. For many financial instruments, pricing inputs are readily observable in the market, the valuation methodology used is widely accepted by market participants, and the valuation does not require significant management discretion. For other financial assets, pricing inputs are less observable in the market and may require management judgment. As of December 31, 2011, the Company does not have any assets in cash and equipments. As of December 31, 2010, the Company has assets in cash and the management believes that they are being presented at their fair market value.

Basic and diluted earnings per share

Basic earnings per share are based on the weighted-average number of shares of common stock outstanding.  Diluted Earnings per share is based on the weighted-average number of shares of common stock outstanding adjusted for the effects of common stock that may be issued as a result of the following types of potentially dilutive instruments:

•

Warrants,

•

Employee stock options, and

•

Other equity awards, which include long-term incentive awards.

The FASB ASC Topic 260, Earnings per Share, requires the Company to include additional shares in the computation of earnings per share, assuming dilution.

Diluted earnings per share are based on the assumption that all dilutive options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options are assumed to be exercised at the time of issuance, and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Basic and diluted earnings per share are the same at December 31, 2011 and 2010 because the Company has issued no potentially dilutive instruments and because a net loss is considered anti-dilutive.

Concentrations, Risks, and Uncertainties

The Company did not have a concentration of business with suppliers or customers constituting greater than 10% of the Company’s gross sales during the reporting period.

Stock Based Compensation

For purposes of determining the variables used in the calculation of stock compensation expense under the provisions of FASB ASC Topic 505, “Equity” and FASB ASC Topic 718, “Compensation — Stock Compensation,” management would perform an analysis of current market data and historical company data to calculate an estimate of implied volatility, the expected term of the option and the expected forfeiture rate. With the exception of the expected forfeiture rate, which is not an input, management uses these estimates as variables in the Black-Scholes option pricing model. Depending upon the number of stock options granted, any fluctuations in these calculations could have a material effect on the results presented in the Company’s statement of operations and other comprehensive income. In addition, any differences between estimated forfeitures and actual forfeitures could also have a material impact on the Company’s financial statements. However, the Company has not issued any stock based compensation and accordingly as of December 31, 2011, no such compensations were being recorded.

Joint Venture Operation

The majority of the Company’s natural gas and oil exploration activities are conducted jointly with others. These financial statements reflect only the Company’s proportionate interest in such activities.

SOURCE ROCK, INC. AND SUBSIDIARY

(A Development Stage Company)

Notes to the Consolidated Financial Statements

For the Period from Inception on June 3, 2010 to December 31, 2011

Industry Segment and Geographic Information

The Company operates in one industry segment, which is the exploration, development and production of natural gas and oil. Historically, the Company’s operational activities have been conducted in the United States.

NOTE 2 - GOING CONCERN

The Company's financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company does not have significant cash or other current assets, nor does it have an established source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern.

Under the going concern assumption, an entity is ordinarily viewed as continuing in business for the foreseeable future with neither the intention nor the necessity of liquidation, ceasing trading, or seeking protection from creditors pursuant to laws or regulations. Accordingly, assets and liabilities are recorded on the basis that the entity will be able to realize its assets and discharge its liabilities in the normal course of business.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plan described in the preceding paragraph and eventually attain profitable operations. The accompanying financial statements do not include any adjustments that may be necessary if the Company is unable to continue as a going concern.

During the next year, the Company’s foreseeable cash requirements will relate to continual development of the operations of its business, maintaining its good standing and making the requisite filings with the Securities and Exchange Commission, and the payment of expenses associated with research and development. The Company may experience a cash shortfall and be required to raise additional capital.

Historically, it has mostly relied upon internally generated funds and funds from the sale of shares of stock to finance its operations and growth. Management may raise additional capital through future public or private offerings of the Company’s stock or through loans from private investors, although there can be no assurance that it will be able to obtain such financing. The Company’s failure to do so could have a material and adverse affect upon it and its shareholders.

In the past, the Company funded operations by using cash proceeds received through related party loans and the issuance of common stock. For the coming year, the Company plans to continue to fund the Company through debt and securities sales and issuances until the company generates enough revenues through the operations as stated above.

NOTE 3 – SUBSCRIPTIONS RECEIVABLE

The Company sold 2 million common shares at $0.06 per share for total proceeds of $120,000 pursuant to a public offering which registration statement was effective on October 21, 2010.  The proceeds from the offering are held in escrow and are to be released to the Company upon a successful acquisition and the filing of a post-effective amendment to the registration statement.

NOTE 4 – PROPERTY, PLANT AND EQUIPMENT

The amount capitalized as natural gas and oil properties was incurred for the purchase and development of the property in the U.S., specifically in Kansas.

The following table summarizes the components of unproved properties excluded from amortization for the periods indicated:

	2011	2010
Unproved properties, excluded from amortization:
Drilling in progress costs	$-	$-
Acreage acquisition costs	45,081	-
Capitalized interest	-	-
Total unproved properties excluded from amortization	$45,081	$-

SOURCE ROCK, INC. AND SUBSIDIARY

(A Development Stage Company)

Notes to the Consolidated Financial Statements

For the Period from Inception on June 3, 2010 to December 31, 2011

Management’s ceiling test evaluations for the year ended December 31, 2011 did not result in an impairment of proved properties. The December 31, 2011 ceiling test evaluation utilized a historical 12-month un-weighted average of the first-day-of-the-month Henry Hub natural gas price of $3.09 per MMBtu.

CBM Leasehold Acquisition

In June 2011, JH acquisitions, Inc. completed a $120,000 acquisition of partially developed leasehold on the CBM in Southeast Kansas.  The property has one well that has been drilled but not yet put into production.  An Engineering report dated May 2011 estimated proved developed producing reserves of $74, 919 and proved undeveloped reserves of $45,081.

The amount capitalized as natural gas and oil properties was incurred for the purchase and development of the property in Kansas in 2011. The following schedule represents natural gas and oil property costs:

From inception to December 31, 2011:
Natural gas and oil properties, full cost method of accounting:
Unproved properties	$45,081
Proved properties	74,919

Total natural gas and oil properties	120,000
Impairment of proved natural gas and oil properties	(20,000)
Accumulated depreciation, depletion and amortization	-

Total accumulated depreciation, depletion and amortization	-

Total property and equipment, net	$100,000

As of December 31, 2011, unproved properties not being amortized consisted of acreage acquisition costs of $45,081.  For the years ended December 31, 2011, the results of management’s ceiling test evaluation resulted in no impairment of the proved properties of $74,919. At December 31, 2010, the Company had not yet acquired any properties.

NOTE 5 – INCOME TAXES

The provision (benefit) for income taxes from continuing operations consisted of the following:

	2011	2010

Current tax benefit:
Federal	$-	$-
State	-	-
	-	-
Deferred tax benefit:
Federal	-	-
	$-	$-

SOURCE ROCK, INC. AND SUBSIDIARY

(A Development Stage Company)

Notes to the Consolidated Financial Statements

For the Period from Inception on June 3, 2010 to December 31, 2011

The tax effect of significant items comprising our net deferred tax assets as of December 31, 2011 and 2010 are as follows:

	2011	2010

Deferred tax assets:
Stock options	$17,500	$-
Federal and state net operating loss carry forwards	-	-
Other	-	-
Gross deferred tax assets	17,500	-
Less: valuation allowance	(17,500)	-
Net deferred tax assets	-	-
Deferred tax liabilities	-	-
Net deferred taxes	$-	$-

At December 31, 2011, the Company had $50,000 of net operating loss carry forwards for US federal income tax purposes that expire beginning in 2026.

In assessing the ability to realize the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent on the generation of future taxable income during the period in which these temporary differences become deductible.  Management considers the projected future taxable income and prudent and feasible tax planning strategies in making this assessment.  As of September 30, 2011 and 2010, valuation allowances of $17,500 and $0 have been recorded, respectively.

A reconciliation of US statutory federal income tax rate related to pretax income (loss) from continuing operations to the effective tax rate for the years ended September 30 is as follows:

	2011	2010

Statutory rate	35%	35%
Permanent difference	-%	-%
State income taxes, net of federal benefit	-%	-%
Valuation allowance	(35)%	(35)%

Under ASC 740, an entity may only recognize or continue to recognize tax positions that meet a more likely than not threshold.  In the ordinary course of business there is inherent uncertainty in quantifying our income tax positions.  The Company assesses its income tax positions and records tax benefits for all years subject to examination based on management's evaluation of the facts, circumstances and information available at the reporting date.  For those tax positions where it is more likely than not that a tax benefit will be sustained, the Company has recognized the largest amount of tax benefit with a greater than 50 percent likelihood of being realized upon ultimate settlement with a  taxing authority that has full knowledge of all relevant information.  For those income tax positions where it is not more likely than not that a tax benefit will be sustained, no tax benefit has been recognized in the Company's financial statements.  Management believes that the Company has not taken any material tax positions that would be deemed to be uncertain, therefore the Company has not established a liability for uncertain tax positions for the years ended December 30, 2011 and 2010.

NOTE 6 – STOCK AND EQUITY

On or about June 4, 2010, Eric Anderson, the Company’s officer and director, received 8 million shares in Common Stock ($.001 par) by paying $18,000 in cash proceed. The cash proceed was used to cover $17,025 in professional fees and general expenses for the incorporation of the Company. The price of the common stock issued to them was arbitrarily determined and bore no relationship to any objective criterion of value. At the time of issuance, the Company was recently formed or in the process of being formed and possessed no material assets.

The Company sold 2 million common shares at $0.06 per share for total proceeds of $120,000 pursuant to a public offering which registration statement was effective on October 21, 2010.

SOURCE ROCK, INC. AND SUBSIDIARY

(A Development Stage Company)

Notes to the Consolidated Financial Statements

For the Period from Inception on June 3, 2010 to December 31, 2011

On July 1, 2011 Lyonheart Capital, Inc. changed its name to “Source Rock, Inc.” and increased the authorized capital to 200 million shares of Common Stock with a par value of ($.0001) from 75 million shares with a par value of $0.00.  The Company also authorized 25 million shares of Preferred Stock with a par value of ($.0001).

On August 19, Source Rock, Inc. (“Source Rock”) entered into an exchange agreement with JH Acquisitions Eight, Inc. (JH) to exchange 8,000,000 shares of Source Rock in exchange for Thirty one thousand five hundred (31,500) shares of JH representing 100% of the issued and outstanding shares of JH

As of December 31, 2011, 18 million shares of $0.0001 par value common were outstanding. As of December 31, 2010, 8 million shares of $0.001 par value common were outstanding.  The Company has never issued any preferred stock.

NOTE 7 – NET LOSS PER COMMON SHARE

Net income (loss) per share is calculated in accordance with ASC 260-10 using the weighted average number of common shares outstanding during the year.

The computation of diluted income (loss) per common share is based on the weighted average number of shares outstanding during the year, plus common stock equivalents calculated under the treasury stock method. The Company has no stock options or warrants outstanding.

The Company’s basic and diluted net losses per share of common stock for the year ended December 31, 2011 and for the period ended December 31, 2010 is computed by dividing net losses by the weighted average number of common shares outstanding during the period.

Weighted average shares outstanding are 12,958,904 and 8,000,000 as of December 31, 2011 and 2010, respectively. Net losses applicable to common shareholders are $32,820 and $17,025 respectively. The resulting basic and fully diluted net loss per share is approximately $0.00 for both periods.

NOTE 8 – COMMITMENT AND CONTINGENCIES

Legal Proceedings

The Company may from time to time become a party to various legal proceedings arising in the ordinary course of business. The Company is not presently involved in any legal proceedings and was not involved in any such proceedings from June 3, 2010 (inception) to December 31, 2011.

NOTE 9 – BUSINESS COMBINATION

JH Acquisitions Eight, Inc. (“JH Eight”) Acquisition

On August 19, Source Rock, Inc. (“Source Rock”) entered into an exchange agreement with JH Acquisitions Eight, Inc. (“JH”) to exchange 8,000,000 shares of Source Rock in exchange for Thirty one thousand five hundred (31,500) shares of JH representing 100% of the issued and outstanding shares of JH.  At the closing of the Exchange Agreement (which is contingent upon a 80% reconfirmation vote under Rule 419), JH will become a wholly-owned subsidiary of Source Rock and Source Rock will acquire the business and operations of JH.  The Exchange Agreement contains customary representations, warranties, and conditions.

JH Acquisitions, Inc. is an independent energy company engaged in the exploration, development and production of natural gas and oil in the United States (“U.S.”). JH Acquisitions, Inc.’s principal business activities include the identification, acquisition, and subsequent exploration and development of natural gas and oil properties with an emphasis on unconventional natural gas reserves, such as coal bed methane (“CBM”) resource plays. JH Acquisitions, Inc. is currently pursuing natural gas exploration in CBM in Southeast Kansas.

JH Acquisitions, Inc. was incorporated in Oklahoma on December 29, 2010 and acquired its only property on June 30, 2011.

SOURCE ROCK, INC. AND SUBSIDIARY

(A Development Stage Company)

Notes to the Consolidated Financial Statements

For the Period from Inception on June 3, 2010 to December 31, 2011

JH was acquired for it oil and gas properties valued at $120,000 and its results of operation are included for the period from December 28, 2010 (date of inception) through December 31, 2011. Included in operations is an impairment charge of $20,000 against the acquired assets resulting from a decrease in natural gas prices and the effect on the present value of estimated future cash flows from the asset. Goodwill was not recorded because the assets were acquired at their then estimated fair market value.

The unaudited pro forma financial information summarizes the combined results of operations for the Company and JH Eight as though the companies were combined as of the beginning of Year 2011. The pro forma financial information for the period presented also includes the business combination accounting effects resulting from the acquisition. The pro forma financial information as presented below is for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place at the beginning of Year 2011. During the acquisition, the Company issued 8 million shares at $0.0001 par value per share, which is equivalent to $800 common stock. Moreover, the fair value per share of the acquisition is $0.11625 which is calculated based on the total net asset of JH that the Company assumed, $93,000 divided by 8 million shares being issued during the acquisition. The Company recorded $800 for common stock and $92,200 for Additional Paid in Capital on its book as a consideration of the acquisition. The Company did not assume any revenue and expenses of JH, the basic and diluted earnings per share is $0.00.

NOTE 10 – SUBSEQUENT EVENTS

The Company evaluated all events or transactions that occurred after December 31, 2011 through the date of this filing. The Company determined that it does not have any other subsequent event requiring recording or disclosure in the financial statements for the period from June 3, 2010 to December 31, 2011.

INFORMATION WITH REGARD TO THE ACQUISITION CANDIDATE

Business of Acquisition Candidate

On August 19, Source Rock, Inc. (“Source Rock”) entered into an exchange agreement with JH Acquisitions Eight, Inc. (JH) to exchange 8,000,000 shares of Source Rock in exchange for Thirty one thousand five hundred (31,500) shares of JH representing 100% of the issued and outstanding shares of JH.  At the closing of the Exchange Agreement (which is contingent upon a 80% reconfirmation vote under Rule 419), JH will become a wholly-owned subsidiary of Source Rock and Source Rock will acquire the business and operations of JH.  The Exchange Agreement contains customary representations, warranties, and conditions.

Source Rock, Inc. is a technology driven oil and gas development company.  We are an experienced management team that is focused on:

-

acquiring producing oil and gas properties that can be improved or further developed using modern technology and expert management.

-

using its technical expertise to develop a horizontal drilling program along with an existing  low-risk coal bed methane and black shale gas fields and conventional Mississippian fractured oil and gas formations.

-

balancing its acquisition and development portfolio with limited exploration projects using technology, expertise and strategic alliances to limit risk and to preserve upside potential.

-

teaming with established industry partners in order to share risk, leverage their technological and financial resources and expertise.

The Company has three principal objectives. The first is to acquire producing oil and gas properties that have the potential for field extension, deeper pool reserves, unrecognized or under-exploited plays or horizontal potential opportunities for operational improvements.   We will seek opportunities to profit by acquiring fields that no longer fit into the business plans of larger oil companies due to market conditions or management changes or large company economics. Such properties may no longer be attractive to very large companies, but remain very attractive and profitable to smaller developers such as Source Rock.

We expect newly developed technologies to play a major role in the Company’s pursuit of this mission.  Within the past few years, digital methods of collecting and evaluating data from producing wells have improved tremendously.  Digital management of vast numbers of measurements produces a more accurate description of the hydrocarbon reservoir and its behavior in the subsurface.  This in turn leads to better oil and gas field management and improved recovery.   Advances in formation stimulation to improve production rates and ultimate recovery of hydrocarbons have been made and are being applied with great success in a variety of reservoirs. Computer modeling can accurately predict how a given reservoir will respond to various potential treatments, thus avoiding expensive experimentation and allowing the selection of the most productive, cost-effective well stimulation. New understanding of the geology of reservoir rocks can lead to improved ways of mapping old data.  This is especially effective when combined with digital manipulation of large quantities of data and can lead to successful infill drilling programs, or to the discovery of producing field extensions that escaped earlier detection.  Seismic data can also be critical to enhanced exploitation of an existing reservoir. Improved reprocessing of seismic data has made old data more useful for oil field management.   The original data from old 2-D seismic profiles can be purchased for a fraction of the cost of newly acquired data.

Advances in horizontal drilling techniques have created new opportunities in existing oil and gas fields without the exploratory risk, particularly in shale gas, coal bed and Mississippi fractured formations. Source Rock will compete against and partner with similar sized companies to find and acquire properties for which these new opportunities exist, but larger Companies will seek much larger economies of scale. Source Rock is well situated to locate and exploit these high yield prospects because of its extensive industry knowledge and contacts.

We have significant deal flow as a result of years of field experience.

Source Rock is focused on aggregating small-scale established oil and gas reserves and in doing so we are:

-

committed to a balanced program of oil and gas production.

-

focused on acquiring and developing established US onshore Mississipian fractured formations of oil and gas within the Mid-Continent area that is located on the Anadarko Shelf in Northern Oklahoma and Southern Kansas. The formation’s geology is well understood as a result of the thousands of vertical wells drilled and produced there since the 1940s. Beginning in 2007, the application of horizontal cased-hole drilling and multi-stage hydraulic fracturing treatments have demonstrated the potential for extracting significant additional quantities of oil and natural gas from the formation.

-

focused on acquiring and developing established US onshore shale gas reserves and shale oil in the best areas across the Barnett, Eagle Ford, Woodford, Marcellus and other shale reservoirs.

-

interested in negotiated, exclusive deals with independent operators facing drilling commitments who are needing development capital.

-

planning to operate the properties and determine the drilling program and be in control of the capital allocation.

-

building reserves and acreage, provided the properties meet quality, risk-reward and target return criteria wherein risk is limited to developmental risks (not exploratory risk) that is commensurate with the potential yield indicated by engineering .

The Company has formed strategic alliances that will give it capabilities and opportunities usually found only in larger companies. We will continue to form such alliances as the Company grows with the expectation that such alliances will accelerate our growth rate. As larger oil companies change priorities, they often shelve millions of dollars’ worth of data that can be acquired for a nominal cost. Source Rock intends to further aggressively exploit such opportunities.

The Source Rock management team is trained, experienced, and focused in the areas of expertise critical to the successful execution of this business plan.  Team experience includes geology, geophysics, engineering, accounting, finance, investment banking and energy sector management.  The team members have many years of cumulative work history, and have worked together extensively, with many successes to their credit.

The Source Rock management team is acutely aware of the many risk factors, government regulations, and price and market conditions that affect our industry.  We have successfully dealt with these issues throughout our respective careers.

Our business model is not unique.  It is a tried and true method of building reserves, cash flow and shareholder value at an accelerated rate.  Several well-known and respected industry independent oil and gas producers have successfully employed this business model. Source Rock, Inc. understands this business model and it has the management team and industry resources necessary to successfully execute the plan.

RISK FACTORS RELATED TO BOTH ACQUISITION CANDIDATE

We may not be able to execute our business plan or stay in business without additional funding.

Our ability to successfully develop our technology and to eventually produce and sell our product to generate operating revenues depends on our ability to obtain the necessary financing to implement our business plan. We will require additional financing, through issuance of debt and/or equity, in order to establish profitable operations. Such financing, if required, may not be forthcoming. Even if additional financing is available, it may not be available on terms we find favorable. At this time, there are no anticipated sources of additional funds in place. Failure to secure the needed additional financing will have an adverse effect on our ability to remain in business.

To raise additional Capital to fund operations, we intend to issue additional shares of common stock which will dilute all shareholders.

We may require additional capital for the acquisition, replacement or repair of equipment, processes or technologies that are complementary to ours, or to fund our working capital and capital expenditure requirements.  To date, we have relied on financing through the ongoing sale of our securities and loans. Our reliance on proceeds from our offerings and loans may not be adequate to fund our capital needs in the future and therefore, we may sell securities in the public or private equity markets if and when conditions are favorable and even if we do not have an immediate need for capital at that time.  We may not be able to sell stock or raise additional capital that we may need on terms favorable to us, or at all. Raising funds by issuing our equity securities will dilute the ownership of our existing stockholders and may have a dilutive impact on your investment.

The issuance of additional shares or series of preferred stock and securities that are convertible into common stock in the future could dilute shareholders and restrict your rights as a stockholder.

We intend to amend our articles of incorporation to authorize the Board of Directors, without approval of the shareholders, to cause shares of preferred stock to be issued in one or more series, with the number of shares of each series, the voting rights, any preferential rights to receive dividends or assets upon liquidation, conversion rights and other powers to be determined by the Board of Directors. We cannot assure you that we will not issue additional shares, classes or series of preferred stock that have rights, preferences or privileges senior to your rights as a holder of our common stock.  The issuance of additional shares, classes or series of preferred stock could adversely affect the voting power or other rights of our shareholders or be used, to discourage, delay or prevent a change in control, which could have the effect of discouraging bids for us and prevent shareholders from receiving maximum value for their shares.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified members for our Board of Directors.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Sarbanes-Oxley Act. The requirements of these rules and regulations increase our legal, accounting and financial compliance costs, may make some activities more difficult, time-consuming and costly and may also place undue strain on our personnel, systems and resources.

MANAGEMENT DISCUSSION AND ANALYSIS

Source Rock, Inc. is a technology driven oil and gas development company.  We are an experienced management team that is focused on:

-

acquiring producing oil and gas properties that can be improved or further developed using modern technology and expert management.

-

using its technical expertise to develop a horizontal drilling program along with an existing  low-risk coal bed methane and black shale gas fields and conventional Mississippian fractured oil and gas formations.

-

balancing its acquisition and development portfolio with limited exploration projects using technology, expertise and strategic alliances to limit risk and to preserve upside potential.

-

teaming with established industry partners in order to share risk, leverage their technological and financial resources and expertise.

The Company has three principal objectives. The first is to acquire producing oil and gas properties that have the potential for field extension, deeper pool reserves, unrecognized or under-exploited plays or horizontal potential opportunities for operational improvements.   We will seek opportunities to profit by acquiring fields that no longer fit into the business plans of larger oil companies due to market conditions or management changes or large company economics. Such properties may no longer be attractive to very large companies, but remain very attractive and profitable to smaller developers such as Source Rock.

We expect newly developed technologies to play a major role in the Company’s pursuit of this mission.  Within the past few years, digital methods of collecting and evaluating data from producing wells have improved tremendously.  Digital management of vast numbers of measurements produces a more accurate description of the hydrocarbon reservoir and its behavior in the subsurface.  This in turn leads to better oil and gas field management and improved recovery.   Advances in formation stimulation to improve production rates and ultimate recovery of hydrocarbons have been made and are being applied with great success in a variety of reservoirs. Computer modeling can accurately predict how a given reservoir will respond to various potential treatments, thus avoiding expensive experimentation and allowing the selection of the most productive, cost-effective well stimulation. New understanding of the geology of reservoir rocks can lead to improved ways of mapping old data.  This is especially effective when combined with digital manipulation of large quantities of data and can lead to successful infill drilling programs, or to the discovery of producing field extensions that escaped earlier detection.  Seismic data can also be critical to enhanced exploitation of an existing reservoir. Improved reprocessing of seismic data has made old data more useful for oil field management.   The original data from old 2-D seismic profiles can be purchased for a fraction of the cost of newly acquired data.

Advances in horizontal drilling techniques have created new opportunities in existing oil and gas fields without the exploratory risk, particularly in shale gas, coal bed and Mississippi fractured formations. Source Rock will compete against and partner with similar sized companies to find and acquire properties for which these new opportunities exist, but larger Companies will seek much larger economies of scale. Source Rock is well situated to locate and exploit these high yield prospects because of its extensive industry knowledge and contacts.

We have significant deal flow as a result of years of field experience.

Source Rock is focused on aggregating small-scale established oil and gas reserves and in doing so we are:

-

committed to a balanced program of oil and gas production.

-

focused on acquiring and developing established US onshore Mississipian fractured formations of oil and gas within the Mid-Continent area that is located on the Anadarko Shelf in Northern Oklahoma and

-

Southern Kansas. The formation’s geology is well understood as a result of the thousands of vertical wells drilled and produced there since the 1940s. Beginning in 2007, the application of horizontal cased-hole drilling and multi-stage hydraulic fracturing treatments have demonstrated the potential for extracting significant additional quantities of oil and natural gas from the formation.

-

focused on acquiring and developing established US onshore shale gas reserves and shale oil in the best areas across the Barnett, Eagle Ford, Woodford, Marcellus and other shale reservoirs.

-

interested in negotiated, exclusive deals with independent operators facing drilling commitments who are needing development capital.

-

planning to operate the properties and determine the drilling program and be in control of the capital allocation.

-

building reserves and acreage, provided the properties meet quality, risk-reward and target return criteria wherein risk is limited to developmental risks (not exploratory risk) that is commensurate with the potential yield indicated by engineering.

The Company has formed strategic alliances that will give it capabilities and opportunities usually found only in larger companies. We will continue to form such alliances as the Company grows with the expectation that such alliances will accelerate our growth rate. As larger oil companies change priorities, they often shelve millions of dollars’ worth of data that can be acquired for a nominal cost. Source Rock intends to further aggressively exploit such opportunities.

The Source Rock management team is trained, experienced, and focused in the areas of expertise critical to the successful execution of this business plan.  Team experience includes geology, geophysics, engineering, accounting, finance, investment banking and energy sector management.  The team members have many years of cumulative work history, and have worked together extensively, with many successes to their credit.

The Source Rock management team is acutely aware of the many risk factors, government regulations, and price and market conditions that affect our industry.  We have successfully dealt with these issues throughout our respective careers.

Our business model is not unique.  It is a tried and true method of building reserves, cash flow and shareholder value at an accelerated rate.  Several well-known and respected industry independent oil and gas producers have successfully employed this business model.  Source Rock, Inc. understands this business model and it has the management team and industry resources necessary to successfully execute the plan.

Strategic Plan

Multiple Step Financing, Acquisition Development and Expansion Plan.

1.

Merge into publicly traded Special Purpose Acquisition Company (SPAC) (done) and prepare for listing: March 2012.

2.

Secure 3rd party equity investors to raise initial capital of $4 million: February – March 2012

3.

Secure reserve-backed commercial debt of $1 million to provide leverage for producing oil and gas properties to be acquired and developed: February 2012

4.

Complete acquisition of SEK Energy, LLC assets: February  - March 2012

5.

Optional Secondary $2- $4 million private placement in 3 to 4 months to fund continued acquisition and development: June 2012

6.

Public offering of $25 million and listing on the Deutsche Borse to continue acquisition and development plan and bring liquidity to original investors: September – October 2012.

Initial Plan:

The Company’s near term plan is to raise $4 million via a private equity offering in tandem with $1 to $2 million in bank debt to acquire and develop the following target property:

Acquisition Of Proven Cherokee Basin Oil & Gas Project In Wilson and Woodson Counties, Kansas:

SEK Energy has developed oil and gas reserves in the Cherokee Basin, a geological basin with recent production approximating 370,000,000 Mcf of natural gas and hundreds of thousands of barrels of oil.  The Cherokee Basin is rich in coal bed methane (“CBM”) gas from numerous coals and shales and it also contains many oil deposits.

SEK Energy currently operates 43 wells, producing 800 Mcf of gas and 20 bbls of oil per day, on oil and gas leases totaling 17,000 acres.  SEK also has 20 drilled wells ready for completion and several hundred productive zones behind the pipe of all the existing wells ready for future completion.  With about $10 million invested in pipeline and disposal well infrastructure, producing and uncompleted wells, and oil & gas leases, this acreage features proven recoverable reserves approximating 130,000 barrels of oil and 20,000,000 Mcf of natural gas.  Even with today’s soft natural gas prices, these assets are projected to yield over $70,000,000 in gross revenue when fully developed.

Source Rock has negotiated with SEK to acquire the assets for $3.5 million in cash and 18 million common shares of its stock.  The post acquisition development plan includes an initial additional investment of $1.2 to $1.7 million that is needed to complete and bring a number of existing wells into production and conduct some new drilling on the proved properties in the oil bearing regions. These assets currently produce over $500,000 in annual net income from only about 10% of the total available oil & gas reserves. The 100% working interest in the properties contain net revenue interests that average greater than 80%.

In addition to the near term plan, Source Rock has an extensive network in the industry and can continue to generate high quality deal flow.  The following are examples of additional projects that the Company is reviewing.

1.

Acquisition Of Neighboring Proven Coal Bed Methane (CBM) Project In Kansas:) 144 existing wells with 63 Proved Developed Producing (“PDP”) on 64,232 gross acres (262 sq. km) with 82% Net Revenue Interest (“NRI”) and existing net production of 12 barrels of oil per day (BOPD) and 750 million cubic feet per day (MCFD). The PV10 value of the property is $9.6 million.  Together with this project we have a high quality, low risk, semi-rural acquisition in core of Barnett Shale covering 2 sq. km; rights to low cost infrastructure; existing production and in-field development opportunities and risk sharing with a well-established industry partner.

2.

Acquisition of Production and Additional Development of 10 producing wells in Oklahoma: Nine wells are completed in the Cleveland formation at an average depth of 3,000’ and are currently producing approximately160 BOPD, 650 MCFPD and 3,700 BWPD. There is one well completed in the Osage Layton sand at a depth of 2,400' which sells approximately 425 MCFD. Besides the producing wells, there are four active salt water disposal wells with a total cumulative approved capacity of 90,000 BWPD. In addition, there is one inactive salt water disposal well and five cased holes. The disposal wells have enough excess capacity to handle additional producing wells. There are twenty two additional drilling locations for the Cleveland shown on the maps included in this package. In this area, Cleveland wells are typically drilled at a density of one well per 40 acres, plus some acceleration wells on a 20 acre density. Economics for the five best PUD locations have an expected gross recovery of 38,000 BO and 12,500 MCFG for each location. There is also potential for development in the Osage Layton and Red Fork.

3.

Acquisition of Production and Additional Development of 13,000 Acre Project in Texas: This Project has a total budget of $15 million to acquire, improve and further develop existing Austin Chalk production and acreage with a PV10 value of $40 million and we can acquire it for approximately $3 million plus development costs. It has additional undeveloped reserves in the Eagleford shale formation available for future development.  This acquisition is consistent with our strategy of recovering proved reserves with modern horizontal drilling and fracturing techniques

Capital requirements

The Group currently has no material commitments for capital expenditure as of the end of the latest fiscal period.

MANAGEMENT TEAM OF ACQUISITION CANDIDATES

Current Management

The following have been appointed as management of Source Rock, Inc. and will remain the management in the event that the acquisition is closed.

Mark Mroczkowski has been appointed President and CEO and to our board of directors.  Mr. Mroczkowski has served as CFO for MediaNet Group Technologies, Inc. since September 2010 and as an independent financial consultant and advisor to businesses since May 2008.  From July 2000 until April 2008, Mr. Mroczkowski served as the CFO and COO for publicly held Sequiam Corporation, a biometric original equipment manufacturing (OEM) and original design manufacturer (ODM) software and hardware company, with engineering, manufacturing and sales facilities in Taiwan, China and South Africa. He was also a member of Sequiam’s Board of Directors. Mr. Mroczkowski has also served as CFO for GeoStar Corporation, a private company with oil and gas exploration operations and five oil field service companies located throughout Michigan, Ohio, Kentucky, Illinois Texas, Wyoming, and Queensland and New South Wales. During his career, Mr. Mroczkowski has founded a firm of Certified Public Accountants and co-founded Petro 7, Inc., an independent oil & gas exploration company, an import export company, and a technology company.  Mr. Mroczkowski began his career with a Big 4 accounting firm; he holds a Bachelor of Science from the Florida State University and is a Florida CPA.

Tim Elias has been appointed as our COO.  A native of Tulsa, Oklahoma, Mr. Elias worked for his father and uncle in the oil and gas industry from 1979 until 1989 at which time he formed Enterprise Exploration, Inc.   Mr. Elias has drilled and completed over 80 oil & gas wells since 1989. During that time, he was instrumental in discovering Prue, Gilcrease, Red Fork and Penn Unconformity fields in Okfuskee and Creek Counties, Oklahoma. Mr. Elias also discovered the Plato field in 1992, exploiting the Prue and Red Fork sands. Mr. Elias currently has approximately 700 acres in Okfuskee County, Oklahoma where in 2001 he drilled and completed the field discovery well Enterprise 1-22 with an IP at 200 BOPD.  Development continued through 2004 by drilling and completing the Barnes 1-22, Austex 1-27 and Nicholas # 1 producing to date in excess of 400 MMCF and 18,000 barrels of oil. Additionally, Mr. Elias currently is developing a 12,000 acre CBM, Shale, and Conventional prospect McIntosh and Pawnee Counties, Oklahoma. Recently Mr. Elias was instrumental in acquiring and developing a 6,000 acre CBM-Shale prospect in McIntosh County, Oklahoma.

Michael J. Korte is our Chief Geologist.  Mr. Korte earned his geology degree from Oklahoma State University in 1980.  He has been an independent geologist since 1997. He previously served as a geologist for Stroud Oil Properties and Montana Dakotas Royalty Company.  He is expert in the field of coal bed methane and shale gas exploration and development.

W.A. “Bill” Alexander, Jr. is our petroleum engineer. Educated at the University of Wisconsin, Bill began his career with Shell Oil Company where he spent 13 years working in all facets of petroleum engineering in exploration, development and operations.  He has also served as Vice President of Engineering and Operations for Kirby Exploration, President of his own engineering firm, General Manager for Natomis North America, and Vice president of Engineering for Pennaco Resources and for the last 20 years worked as an independent oil and gas consultant.

Douglas L. Lamb manages our coal bed methane assets.  He has been an independent oil and gas operator since 1977 in southeast Kansas. Doug is an expert well known and respected in the Cherokee Basin and has been a pioneer in developing coal bed gas production in the region since 1980. Mr. Lamb founded Quest Resource Corporation in 1998, which is now PostRock Energy Corp (stock symbol “PSTR”), and he took the Company public in 1999.  Doug served as CEO of Quest until 2005 during which time he increased the stock price from $0.50 to $6.00 and grew the Company to include approximately 1,000 wells and 1,000 miles of pipeline.  Mr. Lamb served as a fighter pilot in the Arkansas Air National Guard and holds a BBA degree from Wichita State University.

BOARD OF DIRECTORS

In addition to Mr. Mroczkowski, the following persons are members of the Board of Directors (the “Board”) of the Company:

Michael O’Derrick. Michael is a partner in Financial Heritage Holdings, LLC, the firm provides financial advisory services to companies specializing in the biotechnology, energy and telecommunication sectors.  The firm engages in structuring and providing both debt and equity to private and public companies. Michael currently serves as a Director and major shareholder of Demegen Pharmaceutical. The company has developed synthetic peptides providing research in prostate cancer with leading research groups such as the Pittsburg Medical University, Duke University, West Coast Cancer Society and Dow Pharmaceuticals.   In addition, Michael serves as an advisor to BioChemics, Inc, that has developed a trans-dermal delivery system for application in the fields of diabetic neuropathy and ibuprofen. The company currently has a market value in excess of $1.2 Billion. Michael has served as Vice President of Peak Capital Corp. where his responsibilities included approval of client underwritings and negotiating with new firm clients. Prior to joining Peak Capital, Michael served as a Partner with Ellaway Asset Management/ Sainsbury Asset Management, an international hedge fund that specialized in alternative asset class investing.  Michael founded Source Capital Partners Fund, LLC. It’s strategy was to invest in Fidelity’s forty-one ETF’s thereby providing a long and short position for the fund. Michael also founded, and served as marketing director for, Basic Energy Management where he was responsible for the marketing and sale of oil and gas prospects for the company’s producing properties in Colorado, Oklahoma, Texas and Louisiana. Mr. O’Derrick has over 35 years of executive level leadership experience including his term as President and CEO of a $250 million organization. He is accomplished in defining vision, setting strategic direction and assembling teams that build shareholder value. In addition, his experience covers many facets of finance including money management, hedge fund management, investment banking, equipment leasing and oil & gas finance. Mike began his 45 year career after receiving his BSBA from Trinity College.

Ronald A. Davis,. Mr. Davis commenced his career at Goldman Sachs & Co. in 1964 as an office boy. Following the completion of graduate school at the University of Southern California and military service, Mr. Davis returned to Goldman Sachs where he worked until joining Dean Witter & Co. (now Morgan Stanley). Areas of work responsibility included syndication and institutional sales. In February 2008, Mr. Davis founded Genesis Corporate Development, LLC and was the managing director where he provided business consulting services to start-up companies. Mr. Davis advised on such matters as business plan development, identifying angel groups interested in investments similar to the client’s project, and assisted with writing and developing business and finance strategies. Prior to Genesis Corporate Development Mr. Davis operated his consulting services through Heartland Managed Risk, LLC and Walker, Bannister & Dunn, LLC. Through this business Mr. Davis provided specialized consulting services to businesses seeking private and public equity financing. Though most of Mr. Davis' experience on Wall Street was in the area of syndication and institutional sales, since leaving those positions, he has 25 years’ experience in various aspects of merger and acquisition. As CEO of Caffe Dive, a public entity, he successfully negotiated 41 acquisitions of competitors in a roll-up strategy. Mr. Davis is a member of the National Investment Bankers Association and Financial Services Exchange. He is also connected to the Chinese Market and investment bankers and attorneys located in Viet Nam, Brazil and Malaysia.

EXECUTIVE COMPENSATION OF ACQUISITION CANDIDATES

Executive Compensation of Current Officers and Directors

Summary Compensation Table

	Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options (#)	LTIP Payouts ($)	All Other Compensation ($)

Mark Mroczkowski	2011	-	-	-	-	-	-	-
President, CEO, Dir.	2010	-	-	-	-	-	-	-

Tim Elias, COO	2011	-	-	-	-	-	-	-
	2010	-	-	-	-	-	-	-

Michael O’Derrick	2011	-	-	-	-	-	-	-
Dir.	2010	-	-	-	-	-	-	-

Ronald A. Davis	2011	-	-	-	-	-	-	-
Dir.	2010	-	-	-	-	-	-	-

FINANCIAL INFORMATION FOR THE ACQUISITION CANDIDATES

On August 19, Source Rock, Inc. (“Source Rock”) entered into an exchange agreement with JH Acquisitions Eight, Inc. (JH) to exchange 8,000,000 shares of Source Rock in exchange for Thirty one thousand five hundred (31,500) shares of JH representing 100% of the issued and outstanding shares of JH. At the closing of the Exchange Agreement (which is contingent upon a 80% reconfirmation vote under Rule 419), JH will become a wholly-owned subsidiary of Source Rock and Source Rock will acquire the business and operations of JH.  The Exchange Agreement contains customary representations, warranties, and conditions.

Report of Independent Registered Public Accounting Firm

To the Board of Directors of

JH Acquisitions Eight, Inc.

We have audited the accompanying balance sheets of JH Acquisitions Eight, Inc. (hereinafter the “Company”), as of December 31, 2011 and 2010, and the related statements of operations, stockholders' equity (deficit), and cash flows for the year ended December 31, 2011, the period from inception on December 29, 2010 to December 31, 2010, and the period from inception on December 29, 2010, to December 31, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial positions of the Company as of December 31, 2011 and 2010, and the results of its operations and cash flows for the years then ended are in conformity with U.S. generally accepted accounting principles.

We were not engaged to examine management's assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2011 and 2010, and accordingly, we do not express an opinion thereon.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 from the financial statements, the Company has suffered recurring losses and has experienced negative cash flows from operations, which raises substantial doubt about the Company's ability to continue as a going concern.  Management's plans in regard to those matters are also described in Note 2 from the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Sam Kan & Company

Sam Kan & Company

February 29, 2012

Alameda, California

JH ACQUISITIONS EIGHT, INC.
(A Development Stage Company)
BALANCE SHEET

	December 31,	December 31,
	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$-	$-
Subscription receivable	-	-
Total current assets	-	-

Oil and gas properties	100,000	-

Total assets	$100,000	$-

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

Current liabilities
Accounts payable	$2,000	$-
Accrued expenses and other liabilities	5,000	-
Total current liabilities	7,000	-

Total liabilities (all current)	7,000	-

Stockholders' (deficit) equity
Common stock, $.00001 par value; 10,000,000 shares authorized, 31,500 shares issued and outstanding as of December 31, 2011 and December 31, 2010	-	-
Additional paid-in capital	120,000	-
Accumulated deficit	(27,000)	-
Total stockholders' (deficit) equity	93,000	-

Total liabilities and stockholders' (deficit) equity	$100,000	$-

See accompanying notes to condensed consolidated financial statements

JH ACQUISITIONS EIGHT, INC.
(A Development Stage Company)
STATEMENT OF OPERATIONS

	Year Ended December 31, 2011	Period Ended December 31, 2010	From Inception on December 29, 2010 Through December 31, 2011

Revenues	$-	$-	$-

Operating Expenses
General and administrative	27,000	-	7,000
Total operating expenses	27,000	-	7,000

Net loss	$(27,000)	$-	$(7,000)

Net loss per share of common stock:
Basic	$(0.88)	$0.00
	-
Weighted average number of shares outstanding	30,760	30,000

See accompanying notes to condensed consolidated financial statements

JH ACQUISITIONS EIGHT, INC.
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS' EQUITY
Cumulative from December 29, 2010 (Inception) to December 31, 2011

	Common Stock		Additional Paid in Capital	Accumulated Deficit	Total
	Shares	Amount
Balance, December 29, 2010 (Inception)	-	$-	$-	$-	$-

Common stock issued for cash	30,000	-	-	-	-
Common stock issued for services rendered	-	-	-	-	-
Net loss, period ended December 31, 2010	-	-	-	-	-
Balance, December 31, 2010	30,000	-	-	-	-

Issue common shares for oil & gas properties	1,500	-	120,000	-	120,000
Net loss, year ended December 31, 2011	-	-	-	(27,000)	(27,000)
Balance, December 31, 2011	31,500	$-	$120,000	$(27,000)	$93,000

See accompanying notes to financial statements.

JH ACQUISITIONS EIGHT, INC.
(A Development Stage Company)
STATEMENT OF CASH FLOWS

	Year Ended December 31, 2011	Period Ended December 31, 2010	From Inception on December 29, 2010 Through December 31, 2011
Cash flows from operating activities
Net Income	$(27,000)	$-	$(27,000)
Adjustments to reconcile net income to net cash used by operating activities:
Impairment expense	20,000	-	20,000
Changes in operating assets and liabilities:
Accounts payable	2,000	-	2,000
Accrued expense and other liabilities	5,000	-	5,000
Net cash used by operating activities	-	-	-

Cash flows from investing activities	-	-	-

Cash flows from financing activities	-	-	-

Net change in cash and cash equivalent	-	-	-

Cash and cash equivalent at the beginning of year	-	-	-

Cash and cash equivalent at the end of year	$-	$-	$-

Supplemental disclosures of cash flow Information:
Cash paid for interest	$-	$-	$-
Cash paid for taxes	$-	$-	$-

Non cash transactions
Issuance of common stock for oil and gas properties	$120,000	$-	$120,000

See accompanying notes to financial statements

JH Acquisitions Eight, Inc.

Notes to Financial Statements

December 31, 2011 and 2010

Note 1 – Description of Business

JH Acquisitions, Inc. is an independent energy company engaged in the exploration, development and production of natural gas and oil in the United States (“U.S.”). JH Acquisitions, Inc.’s principal business activities include the identification, acquisition, and subsequent exploration and development of natural gas and oil properties with an emphasis on unconventional natural gas reserves, such as coal bed methane (“CBM”) resource plays. JH Acquisitions, Inc. is currently pursuing natural gas exploration in CBM in Southeast Kansas.

JH Acquisitions, Inc. was incorporated in Oklahoma on December 29, 2010 and acquired its only property on June 30, 2011.

Note 2 – Summary of Significant Accounting Policies

Accounting Principles

The accompanying financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America.

Recent Authoritative Accounting Pronouncements

In September 2011, the Financial Accounting Standards Board (“FASB”) amended guidance related to the testing of goodwill for impairment. The revised standard is intended to reduce the cost and complexity of the annual goodwill impairment test by providing entities an option to perform a qualitative assessment to determine whether further impairment testing is necessary. The adoption of this guidance will not impact the Company’s financial position, results of operations, or cash flows.

In June 2011, the FASB amended requirements for the presentation of other comprehensive income (“OCI”), requiring presentation of comprehensive income in a single, continuous statement of comprehensive income or on separate but consecutive statements, the statement of operations and the statement of OCI. The amendment is effective for the Company at the beginning of fiscal year 2013, with early adoption permitted. The adoption of this guidance will not impact the Company’s financial position, results of operations, or cash flows and will only impact the presentation of OCI on the financial statements. On December 23, 2011, the FASB completed this project with the issuance of Accounting Standards Update, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. This project was the first of two phases regarding presentation requirements for items reclassified out of accumulated other comprehensive income. The FASB will reconsider those presentation requirements currently deferred by Update No. 2011-12 in phase two of this project, “Presentation of Reclassifications from Accumulated Other Comprehensive Income.”

In May 2011, the FASB amended the guidance regarding fair value measurement and disclosure. The amended guidance clarifies the application of existing fair value measurement and disclosure requirements. The amendment is effective for the Company at the beginning of fiscal 2012, with early adoption prohibited. The adoption of this amendment is not expected to materially affect the Company’s financial statements.

In December 2010, the FASB issued Accounting Standards Update No. 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations (Topic 805)—Business Combinations (ASU 2010-29), to improve consistency in how the pro forma disclosures are calculated. Additionally, ASU 2010-29 enhances the disclosure requirements and requires description of the nature and amount of any material, nonrecurring pro forma adjustments directly attributable to a business combination. ASU 2010-29 is effective for us in fiscal 2013 and should be applied prospectively to business combinations for which the acquisition date is after the effective date. Early adoption is permitted. We will adopt ASU 2010-29 in fiscal 2013.

Management’s Use of Estimates and Assumptions

The preparation of the  financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates, judgments and assumptions that affect the reported amounts of the assets and liabilities, disclosure of contingent assets and liabilities, deferred income, accruals for incentive awards and unearned auction Credits at the date of the  financial statements, and the reported amounts of revenue and expense during the reporting periods. Examples, though not exclusive, include estimates and assumptions of: loss contingencies; depreciation or amortization of the economic useful life of an asset; stock-based compensation forfeiture rates; estimating the fair value and impairment of assets; potential outcome of future tax consequences of events that have been recognized in our financial statements or tax returns; and determining when investment impairments are other-than temporary. The Company bases its estimates on historical experience and on various assumptions that the Company believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may materially differ from these estimates under different assumptions and conditions.

Management regularly reviews estimates. Revisions to the estimates are reflected in results of operations as a change in accounting estimate in the period in which the facts that give rise to the revision become known by management.

Cash, Cash Equivalents and Financial Instruments

The Company considers all highly liquid instruments with original maturities of three months or less at the date of purchase to be cash equivalents.

Property and Equipment

 Property and equipment are recorded at cost. The cost of maintenance and repairs of equipment is charged to operating expense when incurred. Depreciation and amortization is determined based upon the assets’ estimated three to seven year useful lives, and is calculated on a straight-line basis beginning when the asset is placed into service. When the Company sells, disposes or retires equipment, the related gains or losses are included in operating results.

Impairment of Long-Lived Assets

In accordance with Accounting Standards Codification (“ASC”) 360-10-35, Property, Plant and Equipment – Subsequent Measurement, the Company reviews the carrying value of its long-lived assets, which includes property and equipment, and the real estate contract annually or whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of the asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. The estimate of cash flows is based upon, among other things, certain assumptions about expected future operating performance, growth rates and other factors. Estimates of undiscounted cash flows may differ from actual cash flows due to, among other things, technological changes, economic conditions, changes to the business model or changes in operating performance. If the sum of the undiscounted cash flows (excluding interest) is less than the carrying value, an impairment loss will be recognized, measured as the amount by which the carrying value exceeds the fair value of the asset. Fair value is determined using available market data, comparable asset quotes and/or discounted cash flow models.

Revenue Recognition

The Company records revenues from the sale of natural gas and oil when delivery to the customer has occurred and title has transferred. This recording of revenues occurs when natural gas or oil has been delivered to a pipeline or a tank lifting has occurred. Revenues from natural gas and oil production are recorded using the sales method. Under this method, revenues are recorded based on the Company’s net revenue interest, as delivered. The Company had no material gas imbalances at December 31, 2011 and 2010.

Asset Retirement Obligation

Asset retirement costs and liabilities associated with future site restoration and abandonment of tangible long-lived assets are initially measured at fair value which approximates the cost a third party would incur in performing the tasks necessary to retire such assets. The fair value is recognized in the financial statements as the present value of expected future cash expenditures for site restoration and abandonment. Subsequent to the initial measurement, the effect of the passage of time on the liability for the asset retirement obligation (accretion expense) and the amortization of the asset retirement cost are recognized in the results of operations.

Deferred Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the enactment date. The Company has established a valuation reserve to offset its net deferred tax asset since, on a more likely than not basis, such benefits are not considered recoverable at this time.

Earnings or Loss per Share

Basic earnings or loss per share is computed on the basis of the weighted average number of common shares outstanding. Diluted earnings or loss per share is computed based upon the weighted average number of common shares outstanding, plus the incremental effect of the assumed issuance of common shares for all potentially dilutive securities. Diluted per share amounts reflect the potential dilution that could occur if securities or other contracts to issue common shares were exercised or converted to common shares. The treasury stock method is used to determine the dilutive effect of stock options, unvested restricted shares and warrants and the “as if converted” method for convertible debt.

Stock-Based Compensation

The Company reports compensation expense for stock options and restricted common shares granted to officers, directors and employees using the fair value method. Stock-based compensation costs are recorded over the requisite service period, which approximates the vesting period.

The Company records stock-based compensation costs for stock options granted under the Company’s stock option plan in accordance with fair value recognition. Under this method, stock-based compensation cost is based on grant-date fair value. Compensation expense is recognized using the “graded-vesting method”, which recognizes compensation costs over the requisite service period for each separately vesting tranche of an award as though the award were, in substance, multiple awards.

Joint Venture Operation

The majority of the Company’s natural gas and oil exploration activities are conducted jointly with others. These  financial statements reflect only the Company’s proportionate interest in such activities.

Industry Segment and Geographic Information

The Company operates in one industry segment, which is the exploration, development and production of natural gas and oil. Historically, the Company’s operational activities have been conducted in the United States.

Note 3 – Property, Plant and Equipment

The amount capitalized as natural gas and oil properties was incurred for the purchase and development of the property in the U.S., specifically in Kansas.

The following table summarizes the components of unproved properties excluded from amortization for the periods indicated:

	2011	2010
Unproved properties, excluded from amortization:
Drilling in progress costs	$-	$-
Acreage acquisition costs	45,081	-
Capitalized interest	-	-
Total unproved properties excluded from amortization	$45,081	$-

Management’s ceiling test evaluations for the year ended December 31, 2011 did not result in an impairment of proved properties. The December 31, 2011 ceiling test evaluation utilized a historical 12-month un-weighted average of the first-day-of-the-month Henry Hub natural gas price of $3.09 per MMBtu.

CBM Leasehold Acquisition

In June 2011, JH acquisitions, Inc. completed a $120,000 acquisition of partially developed leasehold on the CBM in Southeast Kansas.  The property has one well that has been drilled but not yet put into production.  An Engineering report dated May 2011 estimated proved developed producing reserves of $74, 919 and proved undeveloped reserves of $45,081.

The amount capitalized as natural gas and oil properties was incurred for the purchase and development of the property in Kansas in 2011. The following schedule represents natural gas and oil property costs:

From inception to December 31, 2011:
Natural gas and oil properties, full cost method of accounting:
Unproved properties	$45,081
Proved properties	74,919

Total natural gas and oil properties	120,000
Impairment of proved natural gas and oil properties	(20,000)
Accumulated depreciation, depletion and amortization	-

Total accumulated depreciation, depletion and amortization	-

Total property and equipment, net	$100,000

As of December 31, 2011, unproved properties not being amortized consisted of acreage acquisition costs of $45,081.  For the years ended December 31, 2011, the results of management’s ceiling test evaluation resulted in no impairment of the proved properties of $74,919. At December 31, 2010, the Company had not yet acquired any properties.

Note 4 – Income Taxes

The provision (benefit) for income taxes from continuing operations consisted of the following:

	2011	2010

Current tax benefit:
Federal	$-	$-
State	-	-
	-	-
Deferred tax benefit:
Federal	-	-
	$-	$-

The tax effect of significant items comprising our net deferred tax assets as of December 31, 2011 and 2010 are as follows:

	2011	2010

Deferred tax assets:
Stock options	$2,450	$-
Federal and state net operating loss carry forwards	-	-
Other	-	-
Gross deferred tax assets	2,450	-
Less: valuation allowance	(2,450)	-
Net deferred tax assets	-	-
Deferred tax liabilities	-	-
Net deferred taxes	$-	$-

At December 31, 2011, the Company had $7,000 of net operating loss carry forwards for US federal income tax purposes that expire beginning in 2026.

In assessing the ability to realize the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent on the generation of future taxable income during the period in which these temporary differences become deductible.  Management considers the projected future taxable income and prudent and feasible tax planning strategies in making this assessment.  As of September 30, 2011 and 2010, valuation allowances of $2,450 and $0 have been recorded, respectively.

A reconciliation of US statutory federal income tax rate related to pretax income (loss) from continuing operations to the effective tax rate for the years ended September 30 is as follows:

	2011	2010

Statutory rate	35%	35%
Permanent difference	-%	-%
State income taxes, net of federal benefit	-%	-%
Valuation allowance	(35)%	(35)%

Under ASC 740, an entity may only recognize or continue to recognize tax positions that meet a more likely than not threshold.  In the ordinary course of business there is inherent uncertainty in quantifying our income tax positions.  The Company assesses its income tax positions and records tax benefits for all years subject to examination based on management's evaluation of the facts, circumstances and information available at the reporting date.  For those tax positions where it is more likely than not that a tax benefit will be sustained, the Company has recognized the largest amount of tax benefit with a greater than 50 percent likelihood of being realized upon ultimate settlement with a  taxing authority that has full knowledge of all relevant information.  For those income tax positions where it is not more likely than not that a tax benefit will be sustained, no tax benefit has been recognized in the Company's financial statements.  Management believes that the Company has not taken any material tax positions that would be deemed to be uncertain, therefore the Company has not established a liability for uncertain tax positions for the years ended December 30, 2011 and 2010.

Note 5 – Stock and Equity

Common Stock

The Company had authorized 10 million shares of Common Stock, par value $.00001 per share, at December 30, 2011 and 2010, respectively. Common shares issued and outstanding at December 30, 2011 and 2010 were 31,500 and 30,000, respectively.

Note 6 – Commitments and Contingencies

On August 19, Source Rock, Inc. (“Source Rock”) entered into an exchange agreement with JH Acquisitions Eight, Inc. (“JH”) to exchange 8,000,000 shares of Source Rock in exchange for Thirty one thousand five hundred (31,500) shares of JH representing 100% of the issued and outstanding shares of JH.  At the closing of the Exchange Agreement (which is contingent upon a 80% reconfirmation vote under Rule 419), JH will become a wholly-owned subsidiary of Source Rock and Source Rock will acquire the business and operations of JH.  The Exchange Agreement contains customary representations, warranties, and conditions.

Note 7 - Segment Information

Management does not believe that the Company has any material reporting segments.

Unaudited Condensed Pro forma Combined Financial

Statements of Source Rock and JH Acquisition

As of and for the Year Ended December 31, 2011 and 2010

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

These Pro Forma Condensed Combined Financial Statements include adjustments to reflect the results of the following events:

On August 19, Source Rock, Inc. (“Source Rock”) entered into an exchange agreement with JH Acquisitions Eight, Inc. (JH) to exchange 8,000,000 shares of Source Rock in exchange for Thirty one thousand five hundred (31,500) shares of JH representing 100% of the issued and outstanding shares of JH.  At the closing of the Exchange Agreement (which is contingent upon a 80% reconfirmation vote under Rule 419), JH will become a wholly-owned subsidiary of Source Rock and Source Rock will acquire the business and operations of JH.  The Exchange Agreement contains customary representations, warranties, and conditions.

The following unaudited pro forma condensed combined balance sheet and statements of operations are presented to give effect to exchange 8,000,000 shares of Source Rock (“Source Rock”) in exchange for Thirty one thousand five hundred (31,500) shares of JH (“JH”) representing 100% of the issued and outstanding shares of JH. The pro forma information was prepared based on the historical financial statements and related notes of Source Rock and JH after giving effect to the Transaction using the acquisition method of accounting.

The unaudited pro forma combined balance sheet as of December 31, 2011 is presented as if the Transaction had occurred on December 31, 2011. The unaudited pro forma combined statement of operations combine the results of operations of Source Rock and JH for the year ended December 31, 2011 and 2010 and are presented as if the Transaction had occurred on January 1, 2010.

The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based upon an estimated valuation of shares as if the Transaction had occurred on December 31, 2011.

The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not intended to represent or be indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been achieved had Source Rock and JH been a combined company during the respective periods presented. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and/or cost savings that Source Rock may achieve with respect to the combined companies. The unaudited pro forma financial statements also do not include the effects of restructuring activities and post-merger synergy.

These unaudited pro forma condensed combined financial statements should be read in conjunction with Source Rock’s historical consolidated financial statements and related notes for the years ended December 31, 2011 and 2010 as well as JH’s historical financial statements and related notes for the years ended December 31, 2011 and 2010, which are included as Exhibits 99.1 and 99.2, respectively, to this Form 8-K/A.

SOURCE ROCK, INC. AND SUBSIDIARY

(A Development Stage Company)

Unaudited Pro Forma Consolidated Balance Sheets

December 31, 2011

	Source Rock, Inc	JH Acquisitions Eight, Inc.		Pro Forma Adjustments	Pro Forma Combined
	(acquirer – Legal purpose)	(acquiree – legal purpose)

ASSETS
Current assets
Cash and cash equivalents	$-	$-		$-	$-
Subscription receivable	120,000				120,000
Investment in subsidiary			A	93,000	-
			B	(93,000)
Total current assets	120,000	-		-	120,000

Oil and gas properties, net	-	100,000			100,000

Total assets (all current)	$120,000	$100,000		$-	$220,000

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

Current liabilities
Accounts payable	$4,845	$2,000		$-	$6,845
Accrued expenses and other liabilities	-	5,000		-	5,000
Total current liabilities	4,845	7,000		-	11,845

Total liabilities (all current)	4,845	7,000		-	11,845

Stockholders' (deficit) equity
Preferred stock, $.0001 par value; 25,000,000 shares authorized, 0 shares issued and outstanding as of December 31, 2011 and 0 shares authorized and issued at December 31, 2010	-	-		-	-
Common stock, $.0001 par value; 200,000,000 shares authorized, 18,000,000 shares issued and outstanding as of December 31, 2011 and Common stock, $.001 par value; 75,000,000 shares authorized, 8,000,000 shares issued and outstanding as of December 31, 2010	1,000	-	A	800	1,800
Additional paid-in capital	137,000	120,000	A	92,200	256,200
			B	(93,000)
Accumulated deficit	(22,845)	(27,000)			(49,845)
Total stockholders' (deficit) equity	115,155	93,000		-	208,155

Total liabilities and stockholders' (deficit) equity	$120,000	$100,000		$-	$220,000

See accompanying notes to unaudited pro forma consolidated financial statements

SOURCE ROCK, INC.

(A Development Stage Company)

Unaudited Pro Forma Consolidated Statements of Operations

For the year Ended December 31, 2011

	Source Rock, Inc	JH Acquisitions Eight, Inc.	Pro Forma Adjustments		Pro Forma Combined

Revenues	$-	$-	$-		$-

Operating Expenses
General and administrative	5,820	27,000			32,820
Total operating expenses	5,820	27,000	-		32,820

Net loss	$(5,820)	$(27,000)	$-		$(32,820)

Net loss per share of common stock:
Basic and diluted	$(0.00)	$(0.88)	$-		$(0.00)

Weighted average number of shares outstanding
Basic and diluted	8,000,000	30,760	4,928,144	C	12,958,904

See accompanying notes to unaudited pro forma consolidated financial statements

SOURCE ROCK, INC.

(A Development Stage Company)

Unaudited Pro Forma Consolidated Statements of Operations

For the year Ended December 31, 2010

	Source Rock, Inc.	JH Acquisitions Eight, Inc.	Pro Forma Adjustments	Pro Forma Combined

Revenues	$17,025	$-	$-	$17,025

Operating Expenses
General and administrative	-	-		-
Total operating expenses	-	-	-	-

Net loss	$17,025	$-	$-	$17,025

Net loss per share of common stock:
Basic and diluted	$0.00	$-	$-	$0.00

Weighted average number of shares outstanding
Basic and diluted	8,000,000	30,000	4,928,904	12,958,904

See accompanying notes to unaudited pro forma consolidated financial statements

Pro forma Adjustments

The accompanying unaudited pro forma condensed combined financial statements have been prepared as if the acquisition was completed on December 31, 2011 for balance sheet purposes and on January 1, 2010 for statement of operations and reflect the following pro forma adjustments:

A

To record the issuance of 8,000,000 shares of Source Rock at $0.0116 per share with $0.0001 par value in exchange for thirty one thousand five hundred (31,500) shares of JH representing 100% of the issued and outstanding shares of JH on August 19, 2011.

B

To eliminate investment in subsidiary

C

Adjust the pro forma basic and diluted shares outstanding include the weighted average number of common shares outstanding for Source Rock, Inc. during the respective periods, in addition to the common stock issued as a result of the share exchange assuming they had been issued at the beginning of the period. The common stock issued in connection with the share exchange transaction is assumed to be outstanding for the entire period presented.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of the date of this offering with respect to the beneficial ownership of our common stock by all persons known to us to be beneficial owners of more than 5% of any such outstanding classes, and by the director and executive officer, and by all officers and directors as a group. Unless otherwise specified, the named beneficial owner has, to our knowledge, either sole or majority voting and investment power.

Title Of Class	Name, Title and Address of Beneficial Owner of Shares(1)	Amount of Beneficial Ownership(2)	Percent of Class

Common	Eric Anderson-- 580 Solstice Ave., Las Vegas, NV 89123	8,000,000	80%

	All Directors and Officers as a group (0 person)	0	0%

Footnotes

(1) (2) As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or share investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of a security).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On or about June 3, 2010, Eric Anderson, our officer and director, paid for expenses involved with the incorporation of Source Rock, Inc. with personal funds in exchange for 8,000,000 shares of common stock each, par value $0.0001 per share, which issuance was exempt from the registration provisions of Section 5 of the Securities Act under Section 4(2) of such same said act.

The price of the common stock issued to Eric Anderson was arbitrarily determined and bore no relationship to any objective criterion of value. At the time of issuance, the Company was recently formed or in the process of being formed and possessed no assets.

Eric Anderson, formerly the company’s sole shareholder, officer and director is the only promoter of the company.

LEGAL PROCEEDINGS

The Company is not currently a party to any legal proceedings.

PROPERTY

The Company does not own any property.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13 - OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by Source Rock in connection with the sale of the common stock being registered. Source Rock has agreed to pay all costs and expenses in connection with this offering of common stock.  Eric Anderson is the source of the funds for the costs of the offering.  Mr. Anderson fully paid for the expenses of the offering as set forth below.

Legal and Professional Fees	$14,000
Accounting Fees	2,500
Escrow Fees	1,500
Registration Fee	71.30

Total	$18,071.30

ITEM 14 - INDEMNIFICATION OF DIRECTORS AND OFFICERS

Source Rock, Inc.’s Articles of Incorporation and Bylaws provide for the indemnification of a present or former director or officer to the fullest extent permitted by Nevada law, against all expense, liability and loss reasonably incurred or suffered by the officer or director in connection with any action against such officer or director.

ITEM 15 - RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, Source Rock, Inc. issued the following unregistered securities in private transactions without registering the securities under the Securities Act:

On June 3, 2010, Eric Anderson, our officer and director, paid for expenses involved with the incorporation of the Company with personal funds on behalf of the Company in exchange for 8,000,000 shares of common stock of the Company, each, par value $0.0001 per share.

At the time of the issuance, Eric Anderson was in possession of all available material information about us, as he is the only officer and director. On the basis of these facts, Source Rock, Inc. claims that the issuance of stock to its founding shareholder qualifies for the exemption from registration contained in Section 4(2) of the Securities Act of 1933. LyonHeart believes that the exemption from registration for these sales under Section 4(2) was available because:

•

Eric Anderson was an executive officer of LyonHeart and thus had fair access to all material information about LyonHeart before investing;

•

There was no general advertising or solicitation; and

•

The shares bear a restrictive transfer legend.

All shares issued to Eric Anderson were at a par price per share of $0.00225. The price of the common stock issued to them was arbitrarily determined and bore no relationship to any objective criterion of value. At the time of issuance, LyonHeart was recently formed or in the process of being formed and possessed no assets.

ITEM 17 - UNDERTAKINGS

UNDERTAKINGS

a.

The undersigned registrant hereby undertakes:

1.

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, That:

A.

Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

B.

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

a.

The undersigned registrant hereby undertakes that:

1.

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

INDEX OF EXHIBITS

Exhibit No.	Name/Identification of Exhibit

3	Articles of Incorporation & Bylaws

a) Articles of Incorporation
b) Bylaws adopted on June 4, 2010

5	Opinion on Legality

a) Opinion of Harold Gewerter, Esq.

10	a) Subscription Agreement

23.1	Consent of Independent Auditor

99	Additional Exhibits

a) Escrow Agreement
b) Sales Agent Agreement

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto authorized in the City of Vero Beach, state of Florida on March 2, 2012.

Source Rock, Inc.
(Registrant)

By: /s/ Mark Mroczkowski
Mark Mroczkowski, President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed b the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark Mroczkowski	President, Director	March 2, 2012
Mark Mroczkowski	Chief Executive Officer

/s/ Mark Mroczkowski	Treasurer, Chief Accounting Officer,	March 2, 2012
Mark Mroczkowski	CFO, Principal Financial Officer